EXHIBIT 99.3

VF CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

YEAR ENDED JANUARY 1, 2011

(in thousands, except per share amounts)

	VF As reported	Timberland As reported	Pro Forma Adjustments		Pro Forma Combined
Total Revenues	$7,702,589	$1,429,484	$—		$9,132,073

Costs and Operating Expenses
Cost of goods sold	4,105,201	732,970	195	(b)	4,838,366
Marketing, administrative and general expenses	2,574,790	551,279	9,587	(a), (b), (d)	3,135,656
Impairment of goodwill and intangible assets	201,738	13,951	—		215,689
Gain on termination of licensing agreement	—	(3,000)	—		(3,000)

	6,881,729	1,295,200	9,782		8,186,711

Operating Income	820,860	134,284	(9,782)		945,362

Other Income (Expense)
Interest expense, net	(75,402)	(104)	(29,346)	(c)	(104,852)
Miscellaneous, net	4,754	7,080	—		11,834

	(70,648)	6,976	(29,346)		(93,018)

Income Before Income Taxes	750,212	141,260	(39,128)		852,344
Income Taxes	176,700	44,638	(6,609)	(e)	214,729

Net Income	573,512	96,622	(32,519)		637,615
Net (Income) Loss Attributable to Noncontrolling Interests	(2,150)	—	—		(2,150)

Net Income Attributable to VF Corporation	$571,362	$96,622	$(32,519)		$635,465

Earnings Per Share Attributable to VF Corporation Common Stockholders
Basic	$5.25				$5.84
Diluted	5.18				5.76

Weighted Average Shares Outstanding
Basic	108,764				108,764
Diluted	110,328				110,328

See accompanying notes to unaudited pro forma condensed combined financial information

VF CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

NINE MONTHS ENDED OCTOBER 1, 2011

(in thousands, except per share amounts)

	VF	Timberland	Pro Forma Adjustments		Pro Forma Combined
Total Revenues	$6,548,993	$952,746	$—		$7,501,739

Costs and Operating Expenses
Cost of goods sold	3,533,429	513,635	(3,386)	(g), (h), (i)	4,043,678
Marketing, administrative and general expenses	2,122,132	515,596	(136,326)	(f), (g), (h), (i), (k)	2,501,402
Impairment of goodwill and intangible assets	—	736	—		736

	5,655,561	1,029,967	(139,712)		6,545,816

Operating Income	893,432	(77,221)	139,712		955,923

Other Income (Expense)
Interest expense, net	(48,726)	10	(20,309)	(j)	(69,025)
Miscellaneous, net	(11,139)	2,747	—		(8,392)

	(59,865)	2,757	(20,309)		(77,417)

Income Before Income Taxes	833,567	(74,464)	119,403		878,506
Income Taxes	201,168	(11,378)	31,327	(l)	221,117

Net Income	632,399	(63,086)	88,076		657,389
Net (Income) Loss Attributable to Noncontrolling Interests	(1,628)	—	—		(1,628)

Net Income Attributable to VF Corporation	$630,771	$(63,086)	$88,076		$655,761

Earnings Per Share Attributable to VF Corporation Common Stockholders
Basic	$5.79				$6.02
Diluted	5.69				5.92

Weighted Average Shares Outstanding
Basic	108,982				108,982
Diluted	110,829				110,829

See accompanying notes to unaudited pro forma condensed combined financial information

VF Corporation

Notes to Unaudited Pro Forma Condensed Combined Financial Information for

VF Corporation and The Timberland Company

(amounts in thousands, unless otherwise noted)

1. Description of Transaction

On September 13, 2011, VF announced that it had completed its acquisition of The Timberland Company (“Timberland”) for total consideration of $2.3 billion in cash. The purchase price was funded by the issuance of $900 million of term debt together with available cash on hand and short-term borrowings. The results of Timberland have been included in VF’s consolidated financial statements since the date of acquisition.

2. Basis of Presentation

The unaudited pro forma condensed combined statements of income for the year ended January 1, 2011 and the nine months ended October 1, 2011 are based on the historical financial statements of VF Corporation (“VF”) and Timberland after applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. Therefore, this financial information should be read in conjunction with the historical financial statements and the accompanying disclosures of VF for the year ended January 1, 2011 and the quarters ended April 2, 2011, July 2, 2011 and October 1, 2011, and of Timberland for the year ended December 31, 2010 and the quarters ended April 1, 2011 and July 1, 2011.

VF and Timberland have different fiscal quarter and year ends. VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Timberland’s fiscal year always ends on December 31, while its fiscal quarters end on the Friday closest to the calendar quarter end. Accordingly, the unaudited pro forma condensed combined statement of income for the fiscal year ended January 1, 2011 combines the historical results of (i) VF for the fiscal year January 3, 2010 through January 1, 2011 and (ii) Timberland for the fiscal year January 1, 2010 through December 31, 2010. In addition, the unaudited pro forma condensed combined statement of income for the fiscal nine months ended October 1, 2011 combines the unaudited historical results of (i) VF for the period from January 2, 2011 through October 1, 2011 and (ii) Timberland for the period from January 1, 2011 through September 12, 2011. The difference in fiscal periods for VF and Timberland is considered to be insignificant and no related adjustments have been made in the preparation of this unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statements of income for the year ended January 1, 2011 and the nine months ended October 1, 2011 are presented as if the acquisition had occurred on January 3, 2010. The pro forma adjustments give effect to the events that are directly attributable to the transaction and are expected to have a continuing impact on the financial results of the combined companies. The pro forma adjustments are based on available information and certain assumptions that VF believes are reasonable.

The Timberland acquisition occurred less than 75 days ago, and accordingly VF is still in the process of valuing the assets acquired and liabilities assumed. The allocation of the purchase price is preliminary and subject to change. Adjustments may be made to the values of the acquired assets and liabilities as additional information is obtained about the facts and circumstances that existed at the valuation date. The differences that may occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

VF has prepared the unaudited pro forma condensed combined financial information for illustrative purposes only. It has been prepared in accordance with the regulations of the Securities and Exchange Commission and is not necessarily indicative of what our results of operations actually would have been had we completed the Timberland acquisition at the beginning of 2010, nor does it purport to project the future operating results of the combined company. The unaudited pro forma condensed combined financial information does not reflect any operating efficiencies and cost savings that VF may achieve with respect to the merged operations.

3. Accounting Policies

VF is still in the process of evaluating Timberland’s accounting policies. As a result of this review, it may become necessary to conform accounting policies for the combined entity. The unaudited pro forma condensed combined financial information does not assume adjustments for any remaining differences in accounting policies.

4. Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined statement of income for the year ended January 1, 2011 are as follows:

(a)	Represents the amortization of acquired intangibles detailed below, offset by Timberland’s previously recorded intangible asset amortization of $3,078.

Unfavorable lease agreements	$(2,006)
Licensing agreements	900
Distribution agreements	580
Wholesale customer relationships	10,900

Total	$10,374

(b)	Represents the additional depreciation expense on property, plant and equipment as a result of the fair value adjustment at acquisition. (cost of goods sold - $195 and marketing, administrative and general expenses - $1,103)

(c)	Represents $29,884 of estimated interest expense from the debt issued to fund the Timberland acquisition less $538 net interest expense recognized by Timberland prior to acquisition. A 1/8% variance in the assumed interest rate on the variable rate component of the debt issued to fund the Timberland acquisition would change interest expense for the year ended January 1, 2011 by approximately $1.7 million.

(d)	Represents an adjustment of $1,188 to conform Timberland’s accounting policies for prepaid expenses.

(e)	Income tax impact of the pro forma adjustments listed above.

The pro forma adjustments included in the unaudited pro forma condensed combined statement of income for the nine months ended October 1, 2011 are as follows:

(f)	Represents the amortization of acquired intangibles detailed below, offset by Timberland’s previously recorded intangible asset amortization of $1,615.

Unfavorable lease agreements	$(1,409)
Licensing agreements	675
Distribution agreements	435
Wholesale customer relationships	8,068

Total	$7,769

(g)	Represents the additional depreciation expense on property, plant and equipment as a result of the fair value adjustment at acquisition. (cost of goods sold - $370 and marketing, administrative and general expenses - $2,098)

(h)	Represents the exclusion of transaction costs and one-time charges incurred by Timberland and VF, including $88.0 million for accelerated vesting of stock-based compensation awards. (cost of goods sold - $3,521 and marketing, administrative and general expenses - $146,129)

(i)	Represents the removal of expenses recorded in the post-acquisition period from September 13, 2011 to October 1, 2011 for (i) the fair value adjustment related to inventory due to its nonrecurring nature and (ii) the amortization of fair value adjustments of property, plant and equipment and intangibles as the fair value adjustments for the full pro forma period were included in footnotes (f) and (g) above. (cost of goods sold - $235 and marketing, administrative and general expenses - $507)

(j)	Represents $20,764 of estimated interest expense from the debt issued to fund the Timberland acquisition less $455 net interest expense recognized by Timberland prior to acquisition. A 1/8% variance in the assumed interest rate on the variable rate component of the debt issued to fund the Timberland acquisition would change interest expense for the nine month period ended October 1, 2011 by approximately $1.3 million.

(k)	Represents an adjustment of $2,058 to conform Timberland’s accounting policies for prepaid expenses.

(l)	Income tax impact of the pro forma adjustments listed above.